Exhibit 4.13

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (this “Agreement”) is entered into by the following parties on December 30, 2005 in Beijing, the People’s Republic of China (“PRC”).

Party A: Zhang Yi

Address:

ID card No.:

Party B: Shang Aiqin

Address:

ID card No.:

(Party A and Party B are collectively referred to as the “Transferees”)

Party C: Wang Jiang

Address: Suite 201-202, Xietu East Road, Huangpu District, Shanghai, PRC

ID card No.: 610113197301177612

Party D: Xu Hongyan

Address: No. 27, Jiabin Road, Shenzhen, Guangdong, PRC

ID card No.:110108690911004

Party E: Xie Peifu

Address: Suite 202, No. 13, Lane 888, Jinxiu Road, Pudong New District, Shanghai, PRC

ID card No.:430425197306202977

Party F: He Ming

Address: Suite 203, Building 211, Jindi Garden, Futian District, Shenzhen, Guangdong, PRC

ID card No.:110108721201893

Party G: Chen Yixiao

Address: No. 423, Tianjin Road, Huangpu District, Shanghai, PRC

ID card No.:110108730323605

(Party C, Party D, Party E, Party F and Party G are collectively referred to as the “Transferors”, and together with the “Transferees”, the “Parties”)

Whereas,

1. Shanghai Magma Digital Technology Co., Ltd. (“Shanghai Magma”) is a limited liability company duly incorporated and existing under the PRC laws, with a registered capital of RMB10 million, in which, Party C contributed RMB2.63 million, representing a 26.3% equity interest in Shanghai Magma; Party D contributed RMB2.35 million, representing a 23.5% equity interest in Shanghai Magma; Party E contributed RMB2.26 million, representing a 22.6% equity interest in Shanghai Magma; Party F contributed RMB2.16 million, representing a 21.6% equity interest in Shanghai Magma; and Party G contributed RMB600,000, representing a 6% equity interest in Shanghai Magma. As of the execution date of this Agreement, the Transferors lawfully enjoy all rights of shareholders based on their capital contributions to Shanghai Magma.

2. Party A and Party B are citizens of PRC with full civil capacity. Now the Transferees wish to accept the transfer of 100% equity interest in Shanghai Magma currently held by the Transferors.

3. The Transferors wish to assign and transfer their 100% equity interest in Shanghai Magma to the Transferees, among which, 50% equity interest held by Party C and Party D shall be transferred to Party A, and another 50% equity interest held by Party E, Party F and Party G. shall be transferred to Party B. Upon closing of the equity transfer, Party A and Party B shall each own a 50% interest in Shanghai Magma.

4. Party C, Party D, Party E, Party F and Party G unanimously agree to severally and jointly assume obligations and liabilities under this Agreement; and agree that the performance of obligations by Party A and/or Party B hereunder to any of Party C, Party D, Party E, Party F and Party G shall be deemed a performance to all the Transferors hereunder.

In connection with the above-mentioned equity transfer, the Parties hereby enter into the following agreement through friendly consultation in accordance with the applicable laws and regulations, and in the spirit of equality and mutual benefit and in good faith.

Article 1 Equity Transfer

1. The Transferors hereby agree to transfer, pursuant to the terms and conditions hereunder, all of their 100% equity interest in Shanghai Magma to the each of the Transferees according to the proportion agreed hereunder on the Effective Date of Transfer (defined below) described in Article 3, and each of the Transferees hereby agrees to accept such transfer according to the proportion agreed hereunder and pursuant to the terms and conditions hereunder (the “Equity Transfer”).

2. From the Effective Date of Transfer under Article 3 hereof, the Transferees shall become the lawful owner of the transferred equity interest pursuant to the terms and conditions hereunder, enjoy and bear all the rights and obligations in connection with the transferred equity interest (including all the rights, interests and obligations relating to its investment); the Transferors shall cease to enjoy any rights, or bear any obligations, in connection with the transferred equity interest, except as otherwise provided hereunder.

3. As from the Equity Transfer Effective Date, capital contributions of various shareholders in the registered capital of Shanghai Magma shall be:

Party A: RMB 5 million, representing 50% of the registered capital; and

Party B: RMB 5 million, representing 50% of the registered capital;

4. The Parties agree to handle all the procedures for the Equity Transfer in accordance with the provisions and timing agreed hereunder, including without limitation obtaining shareholders and directors resolutions of each Party approving the Equity Transfer and letters of undertaking issued by each of the Transferors as a shareholder of Shanghai Magma authorizing the transfer of equity held by other parties of the Transferors and waiver of the pre-emptive right thereto.

5. As from the Equity Transfer Effective Date, the Transferors shall transfer any and all materials in their possession that are necessary for the Transferees to reasonably exercise their rights as shareholders of Shanghai Magma, including without limitation the resolutions and minutes of shareholders’ meetings and board of directors meetings, all seals and chops (including without limitation the company seal, financial seal and contract seal), certificate of approval, business license (original and duplicates), approvals, certificates, check books, materials regarding any bank accounts and any changed thereto, and documents and approvals as to property ownership, of Shanghai Magma.

Article 2 Consideration and Method of Payment

1. The consideration for this Equity Transfer shall be RMB10 million, which shall be paid within 10 business days upon Closing Date of the Equity Transfer (as defined below).

Article 3 Execution Date and Equity Transfer Effective Date

1. This Agreement shall take effect on the day when it is executed by the Parties or their authorized representatives (the “Execution Date”).

2. The Equity Transfer hereunder shall take effect on the day when all of the following conditions are satisfied (or waived in writing by the parties concerned), and such day shall be the “Equity Transfer Effective Date”. After the Equity Transfer Effective Date, the Parties shall separately determine the specific financial benchmark date on which the formal financial handover shall commence.

(1) This Agreement is duly executed by the Parties or their duly authorized representatives;

(2) This Agreement and the Equity Transfer hereunder is approved by the shareholders’ meeting of Shanghai Magma;

(3) Each of the Transferors issues a letter of undertaking, promising to waive any pre-emptive rights to the equity interest to be transferred in the possession of other parties of the Transferors;

(4) All instruments necessary for this Equity Transfer are duly acquired and all relevant formalities and procedures are duly performed in line with the applicable laws of the PRC;

(5) No significant negative change has occurred as to the business, operation, property, prospects and assets of Shanghai Magma.

(6) All statements, representations and warranties made by the Transferors hereunder are true and correct as of the Execution Date and Equity Transfer Effective Date, as if they were made on those dates (except for those made on a specific date in which case they need to be true and correct as at such specified date); and

(7) Registration of changes at the competent industrial and commercial authorities shall have been completed and therefore the Transferees have become the shareholders of Shanghai Magma. Specific requirements are set forth in Article 4 hereof.

3. Satisfaction (or waiver by the parties concerned) of all the following conditions shall be the precondition for completion of Equity Transfer hereunder (“Preconditions”):

(1) The registration of changes stated in Article 2.7 hereof shall have been completed;

(2) Deregistration of Shanghai Magma Technology Co., Ltd. established upon the investment from Shanghai Magma shall have been completed; or the equity interest held by Shanghai Magma in above company shall have been transferred to the Transferees or their designees;

(3) Party C, Party E, Party G and Party F shall have signed the service agreement set forth in Exhibit 4 and according to such service agreement, Party C, Party E, Party G and Party F shall provide services to Shanghai Magma for no less than three years.

(4) The Transferors shall have executed the non-competition agreement set forth in Exhibit 5, whereby the Transferors shall not engage in any business or activity in any form that is or might be competiting with the existing business of Shanghai Magma; and

(5) The Exclusive Technical Consultancy and Service Agreement, Software License Agreement, Trademark License Agreement and Business Operation Cooperation Agreement, and all other agreements (if any) entered into by the Transferors directly on its own or indirectly through its affiliates with Shanghai Magma shall have terminated.

4. Either the Transferors or the Transferees shall promptly, but in no event later than the third business day after they have learned that any of the above Preconditions has been satisfied, notify the other party of such satisfaction and provide written evidence thereof (such as photocopies of relevant approvals or filed documents).

5. In the event that all Preconditions are satisfied in the opinion of either Party, then such Party shall send a written notice to the other Parties. Within two (2) business days upon receipt of the notice, the other party shall acknowledge in writing to the notifying party that all the Preconditions have been satisfied (such acknowledgement shall not be unreasonably withheld), or assert in writing that any Precondition is yet to be satisfied and the basis of such assertion. The date on which both Parties agree that all Preconditions have been satisfied shall be the closing date of the Equity Transfer (“Closing Date”).

6. In the event that all the Preconditions listed above are not satisfied as a whole by the end of one month upon execution hereof, then this Agreement shall be terminated immediately, unless both Parties agree to defer the deadline to a later date in writing, but in no event later than the end of three months upon execution hereof. In the event that the registration has been completed as to the Equity Transfer at the industrial and commercial authority upon termination hereof, then the Transferees shall immediately re-transfer the equity interest actually transferred hereunder to the Transferors, to bring both Parties back to the original status prior to the execution hereof.

7. The Transferors agree that, if any of the Preconditions set forth in Article 3.3 hereof has failed to be satisfied in the specified time limit or has not been waived by the relevant parties in writing, the Equity Transfer shall be deemed not completed, and the Transferees shall not assume any liability in connection therewith, unless the failure was due to a fault of the Transferees. If the failure was due to a fault of the Transferors, the Transferors shall indemnify the Transferees for all of its consequent loss or expenses; if the failure was due to a fault of the Transferees, the Transferees shall indemnify the Transferors for all of its consequent loss or expenses.

Article 4 Registration of Alterations at Industrial and Commercial Authority

1. Within 30 business days upon receipt of all the materials provided by the Transferees that are necessary for registration of changes as to the Equity Transfer at industrial and commercial authority, the Transferors shall complete relevant procedures for the registration at the industrial and commercial authority with the assistance from the Transferees. Items subject to such registration are as follow:

(1) Upon completion of the registration of the equity transfer, the Transferees shall be the registered shareholders of Shanghai Magma;

(2) Registration of changes of directors and dissolution of the original board of directors of Shanghai Magma. After the change and prior to January 1, 2008, the new board of directors shall consist of five directors, among whom two directors shall be nominated by the Transferors, provided such directors shall abide by applicable laws, regulations and listing rules. In addition, the Parties agree that after the transfer and prior to January 1, 2008, the board of directors shall adopt resolutions as to the following issues by unanimous approval of all directors: (1) foreign investment affairs of Shanghai Magma; (2) rescission or termination of the service agreement set firth in Exhibit 4, provided that consent of simply majority of the directors will be sufficient under the circumstances specified in Article 6 of the service agreement;

(3) Upon the completion of the registration of change of the legal representative, Wang Jiang shall replace Xu Xunguang as legal representative;

(4) Upon the completion of the registration of change of supervisors, Pan Hong shall replace Xu Hongyan as supervisor;

(5) The office of general manager of the company shall be retained by Wang Jiang, and the board of directors of the company shall adopt the Authorization Letter for General Manager set forth in Exhibit 1; and

(6) Registration of corresponding amendments to the articles of association of the company.

2. The Transferors shall be responsible for filing the registration of above changes. Upon receipt of the notice of registration completion sent by the industrial and commercial authority, the Transferors shall promptly notify the Transferees in writing, and the Transferees shall receive all registration documents within three business days upon receipt of such notice. Registration of all the items referred to in this Article shall be deemed duly completed when the Transferees have received all such documents.

Article 5 Representations, Warranties and Covenants of the Transferors

Except as described in the Letter of Disclosure set forth in Exhibit 2 hereto, the Transferors make the following representations, warranties and covenants:

1. The Transferors are citizens of the PRC with full civil capacity under the PRC laws.

2. The Transferors have full authority to proceed with the issues in relation to the Equity Transfer, and have acquired all approvals and/or authorizations necessary for the execution and performance of this Agreement.

3. Execution and performance of this Agreement by the Transferors will not contravene applicable laws or any legal document such as any articles of association, contracts or agreements that are binding upon the Transferors.

Further representations, warranties and covenants made by the Transferors are set forth in Exhibit 1 hereto.

Article 6 Representations, Warranties and Covenants of the Transferees

Except for what have been disclosed, the Transferees make the following representations and warranties and covenants

1. The Transferees are PRC citizens with full civil capacity.

2. The Transferees have the full rights to carry out the activities in connection with the equity transfer hereunder, and have obtained all the approval and/or authorization necessary for the execution and performance of this Agreement.

3. The execution and performance of this Agreement by the Transferees do not contravene any law, articles of association, contract, agreement or other legal documents binding on the Transferees.

4. The Transferees shall perform their obligations of paying the Equity Transfer Price to the Transferors in strict compliance with the provisions hereof.

Article 7 Financial Management

As from the Execution Date, the Transferors and the Transferees agree:

1. The Transferees or a designee thereof (for the purpose of this article, they will collectively be referred to as “ Transferees’) shall have the right to assign a financial officer to Shanghai Magma, to perform the function of daily financial management and implementation of financial management regulations developed by the Transferees, as from the Equity Transfer Closing Date;

2. Shanghai Magma shall open a bank account at the bank designated by the Transferees for the receipt and payment of fund, which shall be managed by the Transferees. The Transferors shall have the right to defray ordinary expenses from such account, provided that any amount greater than RMB 150,000 can not be disbursed without the consent of the Transferees, provided further, that the above limit can be adjusted based on the actual condition of business expenditures;

3. Shanghai Magma shall provide the Transferees with detailed budget every five months (including the expected revenue, costs and expenses for such period), which shall be prepared on a monthly basis and include breakdowns. The Transferees shall advance relevant costs and expenses as per such budget after reviewing and approving the same;

4. Daily costs and expenditures shall be paid by Shanghai Magma within the limit set forth in the detailed budget upon approval by the Transferees, and the expenses beyond the scope of the quarterly budgets shall be subject to prior notice to and written approval by the Transferees;

5. In the last week of March, June, September and December each year, Shanghai Magma shall submit to the Transferees the overall budget for the subsequent quarter prepared on a monthly basis and including breakdowns (including expected revenue, costs and expenses), provided the total amount of costs and expenses under the budget shall not exceed the actual revenue of the previous quarter; relevant operating capital will be allocated at the beginning of applicable quarter upon approval of the budget by the Transferees. In the event that express approval of the Transferees is not available yet by the deadline for the allocation of the operating capital, then the budget approved by the board of directors of Shanghai Magma shall apply.

6. Shanghai Magma shall submit to the Transferees financial statements prepared in accordance with PRC accounting standards and US GAAP respectively and conduct an analysis of such statements in a form specified by the Transferees, at the end of each month and each quarter in a timely manner (i.e. within [8] days after the end of applicable month/quarter).

7. Shanghai Magma shall install an Oracle financial accounting system in relevant computers, conduct relevant staff training and arrange technical people to fulfill implementation and system activation.

8. With respect to authorizations and approvals required under the subsection 2, 3, 4 and 5 above, the Transferees shall not unreasonably withhold or delay its authorizations/approvals.

Article 8 Confidentiality

Without the written approval of the other Parties, neither Party shall disclose the relevant content of this Agreement to any third parties other than the Parties hereto (not including the affiliates of the Parties and the professionals engaged by the Parties)

prior to the Closing Date hereunder, except as explicitly required under the relevant PRC laws and regulations, relevant articles of association, or other applicable PRC laws and regulations.

Article 9 Expenses

1. Each Party agrees to bear their respective expenses incurred in connection with the legal counsel, accountant, evaluator, financial adviser and other professionals engaged by such Party.

2. The Transferors and the Transferees shall each be responsible for their respective taxes incurred in the equity transfer hereunder according to law.

3. All the other relevant fees and expenses, including without limitation fees for filing the registration of changes with the industrial and commercial authority, shall be borne by Shanghai Magma.

Article 10 Issues not Mentioned and Amendment

1. All the Parties agree to engage in further negotiations on issues not mentioned herein, and enter into supplemental agreement in writing, after the execution of this Agreement. The supplemental agreement shall constitute an integral part of this Agreement.

2. Any amendment to this Agreement shall be in writing and signed by the Parties hereto. The revisions and additions shall constitute an integral part hereof.

Article 11 Liabilities for Breach

1. A Party hereto shall constitute a breach of this Agreement if such Party:

(1) fails to perform any obligations hereunder;

(2) violates any representations, warranties and covenants hereunder;

(3) makes any false or misleading representations and warranties hereunder (either in good faith or bad faith).

Article 12 Dispute Resolution

1. Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through amicable consultation.

2. If the Parties cannot resolve the dispute through amicable consultation within sixty (60) days after the occurrence thereof, such dispute shall be submitted for arbitration at the China International Economic and Trade Arbitration Commission according to its then effective arbitration rules. The arbitration award shall be final and binding upon the Parties. The location of arbitration shall be in Beijing.

3. If any provision hereof shall be held invalid under applicable laws, such invalidity shall not have any impact on the validity and enforceability of the remaining provisions of this Agreement.

Article 13 Governing Laws

The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC laws.

Article 14 Contractual Rights

Neither Party shall assign its rights hereunder without the prior written consent of the other Party. This Agreement shall be binding and inure to the benefit of the successors and approved assignees of the Parties hereto.

Article 15 Force Majeure

1. For the purpose of this Agreement, “force majeure” event refers to any event beyond the reasonable control of the Parties that can not be predicted (or can be predicted but cannot be avoided) by the Parties hereto, which event has caused failure of any Party hereto to perform any or all terms and conditions of this Agreement, including without limitation natural disasters such as earthquake, typhoon, flood, fire and other natural disasters, war, riot, strike or any other similar incidents. The Parties hereto acknowledge and agree, the non-performance by either Party of this Agreement due to force majeure event shall not constitute a breach in subsection 1 of Article 11 hereof, and the Party affected shall not be liable for any compensation or indemnity thereto.

2. The Party affected by the force majeure event shall immediately notify the other Party of the occurrence of force majeure event via the most rapid means of communication available, and provide the other Party with documents specifying the details of the event and the reason for the non-performance, partial non-performance for delay of performance of this Agreement, and the Parties shall negotiate whether to postpone the performance of this Agreement or terminate this Agreement.

Article 16 Entire Agreement

This Agreement constitutes the entire representations and agreement between the Parties and supersede any oral or written representations, warranties, understandings and agreements concerning the subject matter hereof between the Parties prior to the execution hereof. The Parties acknowledge and agree, any representations or warranties not explicitly included herein shall not constitute the basis of this Agreement, nor constitute the basis for the determination of the rights and obligations of the Parties and the construction of the terms and conditions hereof.

Article 17 Notice

Any notice hereunder shall be in written form, in Chinese language, and delivered via registered mail, fax or other electronic means of communication. A notice shall be deemed to be duly given when it is delivered to the registered address of the receiving Party. If the notice is sent by registered mail, it shall be deemed to have been duly given on the date shown on the receipt thereof. If the notice is transmitted by facsimile, it shall be deemed to have been duly given on the date of receipt of the transmission confirmed by receipt of a transmittal confirmation.

Transferees:

Address:

Zip Code:

Tel.:

Fax:

Attention:

Transferors:

Address:

Zip Code:

Tel.:

Fax:

Attention:

Article 18 Language

This Agreement shall be written in Chinese language in eight (8) originals, with each Party holding one (1) original thereof, the remaining shall be filed for approval and the industrial and commercial registration, each of which shall have equal legal validity.

Article 19 Supplemental Agreement or Exhibits

The supplements or revisions to this Agreement agreed upon and duly executed by the Parties shall be attached as the Exhibits hereto, constituting an integral part hereof.

SIGNATURE PAGE

In Witness Whereof, the Parties have executed this Agreement on the date first shown above.

Party A: Zhang Yi

Party B: Shang Aiqin

Party C: Wang Jiang

Party D: Xu Hongyan

Party E: Xie Peifu

Party G: He Ming

Party F: Chen Yixiao

Exhibit 1: Further Representations, Warranties and

Covenants of the Transferors

I.	Warranties as to the Transferors

1.	Natural Person

(1)	The Transferors are citizens of PRC with full civil capacity under the PRC laws.

(2)	The Transferors have full authority to proceed with issues in relation to the Equity Transfer hereunder.

(3)	The Transferors have acquired all the approvals and/or authorizations necessary for the execution and performance of this Agreement.

(4)	The Transferors are fully capable of performing the obligations hereunder.

(5)	All documents and materials provided by the Transferors to the Transferees and the approving authorities hereunder are true, correct and effective.

2.	No Conflict

(1)	Execution of this Agreement does not contravene with any material contract or agreement to which the Transferors is a party or which is binding upon the Transferors or any of their property.

(2)	The Transferors are not involved in any pending or prospective legal proceedings, suits, arbitration or administrative proceedings, or other proceedings or orders, injunctions, judgments or awards of any government or court.

3.	Target Equity Interest

(1)	The Transferors are the sole owner of the target equity interest, and such equity interest represents 100% of the registered capital of Shanghai Magma.

(2)	Holding of the target equity interest by the Transferors does not contravene with any legislation, statute or any other regulations.

(3)	The target equity interest is free from any pledge, guarantee, lien or other security or any other restriction affecting the target equity; and there exists no agreement or undertaking providing above restrictions, nor is there any one who has claimed that he/she has the right to exercise any right in relation to above restrictions.

4.	Authenticity of Information

(1)	Information provided by the Transferors to the Transferees in relation to Shanghai Magma is true and correct in all material aspects.

5.	Miscellaneous

(1)	To the knowledge of the Transferors, the Transferors shall not perform or assume any obligation or undertaking to Shanghai Magma except as the owner of target equity interest.

II.	Warranties as to Shanghai Magma

1.	Compliance with Laws

(1)	Shanghai Magma is a limited liability company duly incorporated and existing under PRC laws; the Transferors have made capital contributions to Shanghai Magma in full and in time as per their shareholding proportions and have lawfully acquired the corresponding rights as shareholders; and the Transferors have performed all of their obligations as shareholders in strict compliance with the articles of association of Shanghai Magma.

(2)	Shanghai Magma has complied in all material aspects with all the applicable laws and procedures and any other regulations in relation to Shanghai Magma, as from the incorporation date of the company.

(3)	Shanghai Magma owns all the licenses, permits and approvals necessary for carrying out its current business in the PRC.

(4)	As from the date of incorporation, Shanghai Magma has complied with all the laws and regulations governing Shanghai Magma and its operation, and has not incurred any penalty imposed by any government authority or other competent authority or entity (including without limitation telecom operators, partners, etc.).

2.	Accounts

(1)	Accounts of Shanghai Magma:

(A)	Comply with the requirements of PRC laws and all other applicable regulations and rules;

(B)	are prepared in accordance with the accounting standards generally accepted in PRC with respect to audits and standards generally adopted by companies engaging in business similar to that of Shanghai Magma; and

(C)	are free from the negative influence of any irregular, special and unrepeated matters not disclosed therein.

(2)	Shanghai Magma owns all assets stated or contained in the accounts without any restriction, and all of such assets are proprietary and under the control of Shanghai Magma.

(3)	Materials and information provided by the Transferors to the Transferees, such as balance sheets, are complete, true and correct. Except for liabilities (including existing and contingent liabilities) and business documents (see Exhibit 2: Letter of Disclosure) that have been disclosed to the Transferees by the Transferors, Shanghai Magma does not have any other liabilities (“Undisclosed Liabilities”). If any Undisclosed Liabilities exist, the Transferors shall be fully liable for repayment of such liabilities. In the event of any loss to the Transferees or Shanghai Magma resulting from the Undisclosed Liabilities, the Transferors shall indemnify the loss in full amount.

3.	Post-Execution Events

(1)	Except the prior written consent of the Transferees has been acquired, the Transferors warrant that, as from the Execution Date till the Equity Transfer Closing Date

(A)	it will use its best efforts to ensure that operation of Shanghai Magma be free from any negative influence;

(B)	Shanghai Magma will remain in normal operation, and will not suspend or change in terms of ownership, business scope and operating means. The Transferors will send a notice to the Transferees to seek approval therefrom three days prior to disbursement of any expenditure at or higher than RMB50, 000;

(C)	it will not appoint, engage, terminate, replace or dismiss any director, officer or other key employees without prior written consent of the Transferees;

(D)	No significant change (including without limitation the assignment or creation of any encumbrance or third parties’ rights) as to financial condition, status or prospect and the value and structure of assets or liabilities of Shanghai Magma will take place, and there exists no damage or loss to the assets of Shanghai Magma (whether insured or not) which will lead to any negative change to or in Shanghai Magma or its condition (financial or otherwise).

(E)	Shanghai Magma regularly and continually repays debts to its creditors;

(F)	Shanghai Magma will not be obligated to undertake any accelerated repayment of any outstanding loan;

(G)	Shanghai Magma will not change its equity structure and articles of association, nor will it distribute its investment proceeds to the Transferors;

(H)	Unless as required in the ordinary course of business on a case-by-case basis, Shanghai Magma will not purchase, sell, assign or dispose of any assets of any nature, or release, waive or compromise any credits or claim; and

(I)	Except for the liabilities disclosed in the audited financial statement as of the Execution Date and the existing liabilities incurred in the ordinary course of business as from the benchmark date, Shanghai Magma will not pay off or perform any lien or encumbrance or any other (absolute or contingent )obligation or liability.

4.	Contracts and Covenants and Financial and Other Arrangements

(1)	Shanghai Magma does not have any outstanding:

(A)	agreement by which Shanghai Magma shall assume any actual or contingent obligations or liabilities (generated by way of security, indemnification, warranty, representation or by other means) under one of following circumstances, except those agreements arising in normal and proper daily operation which have been disclosed in the accounts and that the Transferees (including its directors, officers, employees and agents) should have known as of the Execution Date:

1)	With respect to any disposal by Shanghai Magma of its property or business or any part thereof; or

2)	With respect to obligations of any other people.

(B)	contracts to which Shanghai Magma is a party, which is on a long term basis and of a non-trade nature, or contain any prospective or existing undisclosed obligations or liabilities, and it is reasonably expected that disclosure of such contract will affect the decision of purchasers as to value of any or all of the target equity.

(C)	material (contractual or non-contractual) arrangement between Shanghai Magma and any other party, which will be terminated or have undergone significant and negative change as a result of the sale of target equity or enforcement of any other provision hereof; and

(D)	any contract which will substantially restrict Shanghai Magma from freely carrying out the existing business.

(2)	No interest, security right or third party’s right of any kind have been created or established, or to be created or established as permitted or promised by Shanghai Magma, on any property of Shanghai Magma.

5.	Intangible Assets

(1)	Intangible Assets such as trademarks (registered or pending the application thereof), domain names and software products listed in Exhibit 3 are property of Shanghai Magma, which owns all the title and intellectual property rights thereto, free of any restriction from any third party, and no interest, security right or third party’s right of any kind have been created or established, or to be created or established as permitted or promised by Shanghai Magma, on any of above intangible assets.

6.	Litigation

(1)	As from its incorporation, Shanghai Magma is not involved in any substantial litigation or arbitration, or any administrative, criminal or other proceedings, and there exists no pending litigation or arbitration, or any administrative, criminal or other proceedings instituted against Shanghai Magma.

7.	Breaching Acts

(1)	As from its incorporation, Shanghai Magma has not committed any substantial crime or offense, or any behavior in violation of the law, without due authorization, or failed to comply with any law, contract or other binding obligations, nor shall it be liable for any such behaviors.

8.	Taxes

(1)	Shanghai Magma has provided or caused others to provide all information with respect to taxes (including in Shanghai or in any other place of PRC) as required by tax authorities.

III.	Special Warranties As to Material Breach

The following special warranties made by the Transferors are key and vital to the Transferees and the transaction hereunder, and any breach thereof shall be deemed a material breach of this Agreement by the Transferors:

(1)	The Transferors understand and acknowledge, the Transferees will execute this Agreement in reliance on representations, covenants and warranties made by the Transferors herein, notwithstanding that the Transferees or any of its directors, officers, employees, agents or consultants might have made relevant investigations and that each of above parties might have obtained important information as to Shanghai Magma.

(2)	The Transferors warrant that Shanghai Magma is duly qualified to operate its main business within its existing business scope and owns a valid Multi-Area Value-Added Telecom Business Operation License which allows it to carry out Java and WAP business nationwide; above license has been duly acquired and is valid; the Transferors will not unilaterally take any action that would impair Shanghai Magma’s existing business eligibility or any part thereof.

(3)	The Transferors warrant that they explicitly understand that the purpose of the Transferees for executing this Agreement is to carry out Java and WAP business nationwide. The Transferors warrant that they will perform this Agreement in good faith and in all aspects to cause such purpose to be achieved. The Transferors warrant that, prior to handover of the company, they will promptly notify the Transferees of any event coming to their attention that might affect the contract purpose (including without limitation to changes in policies of operators and any event occurred in the process of preparation and filing, which is unpredictable at the time of execution hereof, etc.), and consult with the Transferees in good faith to work out countermeasures.

(4)	As of the Execution Date, Shanghai Magma does not have any outstanding contract, agreement or binding document other than the contracts, agreements and documents that have been disclosed by the Transferors to the Transferees in attachments hereto (see Exhibit 2: Letter of Disclosure).

(5)	Shanghai Magma has not violated any material aspect of laws relating to taxes, employees, insurance and property; has never suffered any administrative penalties or penalties imposed by mobile operators, and will not be subject to such penalties in the future due as a result of any action to date; and there does not exist any actual or threatened lawsuit.

(6)	The Transferors covenant that in the service period, it will behave in strict compliance with fundamental business ethnics, and will not cause irregular growth of its revenue by deception, fraud, malicious self-dealing, etc. Any part of the revenue earned in such ways will not be included in the actual benchmark profit. The Parties further agree, in the event that the revenue of Shanghai Magma in a quarter has grown by over 200%, then the Transferees shall have the right to determine in its discretion whether such growth beyond 200% was resulted from any of the activities aforesaid, and the Transferees shall not be subject to the burden of proof with respect thereto.

(7)	The Transferors shall be responsible for submitting a request for replacement of shareholders of Shanghai Magma to the Ministry of Information Industry (“MII”), and shall ensure that approval for such request by the MII will be obtained no later than June 1, 2006. The Transferees agree to provide full assistance and relevant materials and information in this process.

(8)	The Cooperative Agreement regarding WAP between Shanghai Magma and China Mobile Communications Corporation shall have been executed by March 31, 2006, and the original copy thereof shall be delivered to the board of directors of Shanghai Magma.

IV.	Other Warranties

(1)	There does not exist any material misstatement or any omission in any representations or warranties of the Transferors. The Transferors shall indemnify, defend and hold harmless the Transferees against any and all the liabilities, obligations, loss, damages, penalty, punishment, compensation, claim, law suit, fees, expenses and costs (including without limitation attorney fee and other legal costs) of whatever type, nature and category (collectively, the “Losses”) suffered or incurred by the Transferees as a result of any falseness, inaccuracy or incompleteness of any representations or warranties of the Transferors, or arising from or in connection with any representations or warranties or claims (regardless of whether such Losses were due to the action or omission of the Transferees).

(2)	Party C, Party D, Party E, Party F and Party G unanimously agree to assume several and joint obligations and liabilities hereunder; and agree further, the performance by Party A and/or Party B of the obligations hereunder to any of Party C, Party D, Party E, Party F and Party G shall be deemed a performance to all of the Transferors.

Exhibit 2: Letter of Disclosure

List of Business Documents

Exhibit 3: Intangible Assets

At present Shanghai Magma holds the following intangible assets:

1. Trademark

Trademark Name	Registrant/Applicants	Category Identified	Code and Duration
Yanjiang Digital (in colored Chinese characters)	Shanghai Magma	Class 9	Application Number: 4373459 applied on 2004.11.22

Magma Digital M (graphics)	Shanghai Magma	Class 9	Application Number: 4373460 applied on 2004.11.22

PP Piggy	Shanghai Magma	Class 9	No.3668164 2005.3.14-2015.3.13

YY Cat	Shanghai Magma	Class 9	No.3668165 2005.3.14-2015.3.13

Notes: Items under Class 9 shall include: computer programs (downloadable software); computer game software; electronic publications (downloadable); TV game cards; integrated circuit cards; computer software (recorded); magnetic data medium; compact disc; recorded computer programs; and recorded computer operating programs (end of items).

2. Domain Names

Domain Name	Registrant	Duration	Remarks
Magma—Digital.com	Shanghai Magma	2001.10.1-2008.10.1
Magma-land.com	Shanghai Magma	2004.2.12-2006.2.12

3. Software Products

Software Name	Right Holder	Duration	Remarks
M—Box Software	Company	2002.8.10-2007.8.10

Exhibit 4: Service Agreement

Exhibit 5: Non-competition Agreement

Schedule 1: Authorization Letter for General Manager